UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2013

Stakool, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-24723	88-0393257
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 Alderman Drive, Suite 210

Alpharetta, Georgia 30005

(Address of Principal Executive Offices)

8640 Philips Highway, Suite 5

Jacksonville, Florida 32256

(former name or former address if changed since last report)

(770) 521-9826

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective March 15, 2013, Mr. Peter Hellwig assigned to Mr. Joseph C. Canouse one billion one hundred million (1,100,000,000) shares (the “Common Shares”) of the issued and outstanding common stock of Stakool, Inc., a Nevada corporation (the “Company”), and one (1) share of Series B Preferred Stock (the “Preferred Share” and, together with the Common Shares, the “Assigned Shares”) of the Company, pursuant to that certain assignment agreement by Mr. Hellwig in favor of Mr. Canouse and agreed and acknowledged by the Company (the “Assignment”). Pursuant to the Assignment, Mr. Hellwig assigned the Assigned Shares to Mr. Canouse in exchange for entering into a consulting agreement having a term of six months and obtaining a release for claims arising out of Mr. Hellwig’s performance of services or duties for or on behalf of the Company as an officer and/or director.

Effective March 16, 2013, Mr. Hellwig and the Company entered into that certain consulting agreement (the “Consulting Agreement”), as referenced in the Assignment Agreement. Pursuant to the Consulting Agreement, Mr. Hellwig will perform certain consulting and advisory services for the Company for a term of six months, with compensation of $10,000 per month.

The descriptions of the Assignment Agreement and Consulting Agreement set forth above are qualified in their entirety by reference to the full text of each such agreement filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 5.01 Changes in Control of Registrant.

Reference is made to the disclosure set forth under Item 1.01 of this report, which disclosure is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors and Officers

On March 15, 2012, Peter Hellwig, Kenji Katayama and Christian Breda (collectively, the “Prior Directors”) resigned from all officer and director positions with the Company held by the Prior Directors, including President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director, and immediately prior to such resignations, there were no officers or directors of the Company other than the Prior Directors. Each of the Prior Directors informed the Company that his decision to resign was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Prior to their departure, the Prior Directors appointed Joseph C. Canouse as President, Chief Executive Officer and Director of the Company, effective upon the resignation of the Prior Directors.

Appointment of Director, Chief Executive Officer and President

Effective March 15, 2013, Joseph C. Canouse was appointed as President, Chief Executive Officer and Director of the Company, pursuant to unanimous written consent of the Board of Directors.

The relevant business experience of Mr. Canouse is as follows:

Joseph C. Canouse, age 49, Director, Chief Executive Officer and President

Mr. Joseph C. Canouse, age 49, combines over twenty plus years of experience in finance, consulting and public company restructuring. Previously, he had been involved in financing public and private companies where his firms raised over one billion dollars, primarily in the firm he founded in 1995, J.P. Carey. From 2011 through present, Mr. Canouse has been the Chief Executive Officer for Quasar Aerospace Industries, Inc., an aviation-related company. From 2011 to present he has held the same position for Expert Group, Inc., a company that transitioned from financial services to becoming involved in bottling natural spring water. He has an undergraduate degree from Stetson University where he graduated in 1986.

Family Relationships

Mr. Canouse does not have a family relationship with any of the current officers or directors of the Company.

Related Party Transactions

Reference is made to the disclosure set forth under Item 1.01 of this report, which disclosure is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Assignment Agreement, dated March 15, 2013

10.2	Consulting Agreement, dated March 16, 2013

99.1	Letter of Resignation from Peter Hellwig, dated March 15, 2013

99.2	Letter of Resignation from Kenji Katayama, dated March 15, 2013

99.3	Letter of Resignation from Christian Breda, dated March 15, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAKOOL, INC.

Date: March 20, 2013	By:	/s/ Joseph C. Canouse
Joseph C. Canouse
Chief Executive Officer/President